Term Sheet	Term Sheet to
To prospectus dated November 14, 2011,	Product Supplement No. 7-II
prospectus supplement dated November 14, 2011 and	Registration Statement No. 333-177923
product supplement no. 7-II dated November 16, 2011	Dated August 19, 2014; Rule 433
Structured Investments	$ Reverse Exchangeable Notes due December 1, 2014 Each Linked to the Common Stock of a Different Single Reference Stock Issuer
General
•
This term sheet relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. This term sheet does not, however, allow you to purchase a note linked to a basket of both or all of the Reference Stocks described below.

•
The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the applicable Reference Stock or the yield on a conventional debt security with the same maturity issued by us.  Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, be willing to accept the risks of owning equities in general and the common stock of the applicable Reference Stock issuer, in particular, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the shares of an issuer of either of the Reference Stocks.
•
Each issue of offered notes will pay interest monthly at the fixed rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the applicable Reference Stock and whether the closing price of the applicable Reference Stock is less than the applicable Initial Share Price by more than the applicable Buffer Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 1, 2014*
•
Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.

•	Minimum denominations of $1,000 and integral multiples thereof
Key Terms
Payment at Maturity:
The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of the applicable Reference Stock.  You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless:

(1)    the applicable Final Share Price is less than the applicable Initial Share Price; and
(2)    on any day during the Monitoring Period, the closing price of the applicable Reference Stock is less than the applicable Initial Share Price by more than the applicable Buffer Amount.

If the conditions described in (1) and (2) are both satisfied, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Value thereof).  Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	On or about August 26, 2014
Original Issue Date (Settlement Date):	On or about August 29, 2014
Observation Date*:	November 25, 2014
Maturity Date*:	December 1, 2014
Interest Payment Dates*:
Interest on the notes will be payable on September 29, 2014, October 29, 2014 and December 1, 2014 (each such date, an “Interest Payment Date”). See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Other Key Terms:	See “Additional Key Terms” on page TS-1 of this term sheet.
									Approximate Tax Allocation of Monthly Coupon†
	Page Number	Bloomberg Ticker Symbol	Interest Rate	Buffer Amount	Initial Share Price	Physical Delivery Amount	CUSIP	Approximate Monthly Coupon	Interest on Deposit	Put Premium
First Solar, Inc.	TS – 6	FSLR	2.75% (equivalent to 11.00% per annum)	20.00% of the Initial Share Price			48127DXR4	$9.17	1.18%	98.82%
Micron Technology, Inc.	TS – 7	MU	1.50% (equivalent to 6.00% per annum)	20.00% of the Initial Share Price			48127DXS2	$5.00	2.17%	97.83%
*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 7-II, as applicable.

†
Based on one reasonable treatment of the notes, as described herein under “Selected Purchase Considerations  — Tax Treatment as a Unit Comprising a Put Option and a Deposit” and in the accompanying product supplement no. 7-II under “Material U.S. Federal Income Tax Consequences” on page PS-36.  The allocations presented herein were determined as of August 19, 2014; the actual allocations will be determined as of the Pricing Date and may differ.

Investing in the Reverse Exchangeable Notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 7-II and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See "Supplemental Use of Proceeds" in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $21.00 per $1,000 principal amount note for any of the two (2) offerings listed above.  Please see “Supplemental Plan of Distribution” on the last page of this term sheet.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $960.30 and $959.80 per $1,000 principal amount note for notes linked to the common stock of First Solar, Inc. and the common stock of Micron Technology, Inc., respectively. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note for notes linked to the common stock of First Solar, Inc. and the common stock of Micron Technology, Inc., respectively.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
August 19, 2014

Additional Terms Specific to Each Note Offering

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 7-II and this term sheet if you so request by calling toll-free 866-535-9248.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
This term sheet relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (not to a basket or index that includes the other Reference Stock). You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to withdraw, cancel or modify either offering and to reject orders in whole or in part.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.  While each note offering relates only to a single Reference Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Reference Stock (or any other Reference Stocks) or as to the suitability of an investment in the notes.
You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 7-II dated November 16, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 7-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 7-II dated November 16, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007680/e46240_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms:

Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date.
Physical Delivery Amount:	The number of shares of the applicable Reference Stock per $1,000 principal amount note, equal to $1,000 divided by the applicable Initial Share Price, subject to adjustments.
Cash Value:
For each Reference Stock, the amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of that Reference Stock and (2) the Final Share Price of that Reference Stock, subject to adjustments.

Initial Share Price:
The closing price of the applicable Reference Stock on the Pricing Date, divided by the Stock Adjustment Factor.  The Initial Share Price is subject to adjustments in certain circumstances.  See “General Terms of applicable Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 7-II for further information about these adjustments.

Final Share Price:	The closing price of the applicable Reference Stock on the Observation Date.
Stock Adjustment Factor:
For each Reference Stock, set equal to 1.0 on the Pricing Date, subject to adjustment under certain circumstances.  See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 7-II.

Selected Purchase Considerations

•
THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at an Interest Rate depending upon the applicable Reference Stock, as indicated on the cover of this term sheet.  The applicable Interest Rate is higher than the yield currently available on debt securities of comparable maturity issued by us.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at the applicable Interest Rate set forth on the cover of this term sheet. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

JPMorgan Structured Investments -	TS - 1
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

•
THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity so long as the applicable Final Share Price is not less than the applicable Initial Share Price or the closing price of the applicable Reference Stock is not less than the applicable Initial Share Price by more than the applicable Buffer Amount on any day during the Monitoring Period.  However, if the applicable Final Share Price is less than the applicable Initial Share Price and the closing price of the applicable Reference Stock on any day during the Monitoring Period is less than the applicable Initial Share Price by more than the applicable Buffer Amount, you could lose the entire principal amount of your notes.

•
TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 7-II beginning on page PS-36. Based on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that requires you to purchase the Reference Stock (or, at our option, receive the Cash Value thereof) from us at maturity under circumstances where the payment due at maturity is the Physical Delivery Amount and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocations described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on August 18, 2014, the interest payments and the percentages thereof that we would have allocated to interest on the Deposit and to Put Premium would have been as specified on the cover of this term sheet. The actual allocations that we will determine for the notes may differ from these hypothetical allocations, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments -	TS - 2
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in either of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 7-II dated November 16, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The payment at maturity will be based on the applicable Final Share Price and whether the closing price of the applicable Reference Stock is less than the applicable Initial Share Price by more than the applicable Buffer Amount on any day during the Monitoring Period.  Under certain circumstances, you will receive at maturity a number of shares of the applicable Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof).  The market value of the shares of the applicable Reference Stock delivered to you as the Physical Delivery Amount or the Cash Value thereof will most likely be less than the principal amount of your notes and may be zero.  Accordingly, you could lose up to the entire principal amount of your notes.

•
THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of the applicable Reference Stock is less than the applicable Initial Share Price by more than the applicable Buffer Amount, you will be fully exposed to any depreciation in the applicable Reference Stock, from the Initial Share Price to the Final Share Price.  We refer to this feature as a contingent buffer.  Under these circumstances, and if the applicable Final Share Price is less than the applicable Initial Share Price, you will receive at maturity a number of shares of the applicable Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% that the applicable Final Share Price is less than the applicable Initial Share Price.  You will be subject to this potential loss of principal even if the closing price of the applicable Reference Stock subsequently recovers such that the closing price of the applicable Reference Stock is not less than its Initial Share Price by more than its Buffer Amount.  If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity.  As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the applicable notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 7-II for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
SINGLE STOCK RISK — The price of the applicable Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•
JPMS'S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value of the applicable notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS'S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS' ESTIMATES — JPMS’s estimated value of the applicable notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements

JPMorgan Structured Investments -	TS - 3
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS'S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value of the applicable notes generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS'S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the applicable Reference Stock, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the price of the applicable Reference Stock;
•	the time to maturity of the notes;
•
whether the closing price of one share of the applicable Reference Stock has been, or is expected to be, less than the applicable Initial Share Price by more than the applicable Buffer Amount during the Monitoring Period;

•	the dividend rate on the applicable Reference Stock;
•
the occurrence of certain events affecting the issuer of the applicable Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;

•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•
BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — We will pay you your principal back at maturity only if the closing price of the applicable Reference Stock is not less than the applicable Initial Share Price by more than the applicable Buffer Amount on any day during the Monitoring Period, the applicable Final Share Price is greater than or equal to the applicable Initial Share Price and the notes are held to maturity.  If the closing price of the applicable Reference Stock is less than the applicable Initial Share Price by more than the applicable Buffer Amount on any day during the Monitoring Period and the applicable Final Share Price is less than the applicable Initial Share Price, the benefit provided by the applicable Buffer Amount will be eliminated and you will be fully exposed to any decline in the closing price of the applicable Reference Stock from the applicable Initial Share Price to the applicable Final Share Price.

•
VOLATILITY RISK — Greater expected volatility with respect to the applicable Reference Stock indicates a greater likelihood as of the Pricing Date that the closing price of the applicable Reference Stock could be less than the applicable Initial Share Price by more than the applicable Buffer Amount on any day during the Monitoring Period or that the applicable Final Share Price could be less than the applicable Initial Share Price on the Observation Date.  The applicable Reference Stock’s volatility, however, can change significantly over the term of the notes.  The closing price of the applicable Reference Stock could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE APPLICABLE REFERENCE STOCK — Unless (i)

JPMorgan Structured Investments -	TS - 4
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

the applicable Final Share Price is less than the applicable Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of the applicable Reference Stock is less than the applicable Initial Share Price by more than the applicable Buffer Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Reference Stock, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the applicable Reference Stock during the term of the notes.

•
NO OWNERSHIP RIGHTS IN THE APPLICABLE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments.  In addition, the applicable Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks.  We have not independently verified any of the information about the Reference Stock issuers contained in this term sheet or in product supplement no. 7-II.  You should undertake your own investigation into the Reference Stocks and their issuers.  We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
LACK OF LIQUIDITY - The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, JPMS’s estimated value for each note will be provided in the pricing supplement and may be as low as the applicable minimum for JPMS’s estimated value set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the applicable minimum for JPMS’s estimated value.

JPMorgan Structured Investments -	TS - 5
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.  See “The Reference Stock” beginning on page PS-22 of the accompanying product supplement no. 7-II for more information.

Historical Information Regarding the Reference Stocks

The graphs contained in this term sheet set forth the historical performance of each Reference Stock during the applicable period specified below.  We obtained the closing prices in this term sheet from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations.  The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes.  We cannot give you assurance that the performance of the relevant Reference Stock will result in the return of any of your principal.  We make no representation as to the amount of dividends, if any, that any Reference Stock issuer will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on any Reference Stock.

First Solar, Inc. (“First Solar”)

According to its publicly available filings with the SEC, First Solar designs and manufactures solar modules using a proprietary thin film semiconductor technology. The common stock of First Solar, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of First Solar in the accompanying product supplement no. 7-II.  First Solar's SEC file number is 001-33156.

Historical Information Regarding the Common Stock of First Solar

The following graph sets forth the historical performance of the common stock of First Solar based on the weekly closing price (in U.S. dollars) of the common stock of First Solar from January 2, 2009 through August 15, 2014. The closing price of one share of the common stock of First Solar on August 18, 2014 was $70.28.

JPMorgan Structured Investments -	TS - 6
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

Micron Technology, Inc. (“Micron Technology”)

According to its publicly available filings with the SEC, Micron Technology operates, manufactures and markets memory technologies, packaging solutions and semiconductor systems for computing, automotive and mobile products. The common stock of Micron Technology, par value $0.10 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Micron Technology in the accompanying product supplement no. 7-II.  Micron Technology's SEC file number is 001-10658.

Historical Information Regarding the Common Stock of Micron Technology

The following graph sets forth the historical performance of the common stock of Micron Technology based on the weekly closing price (in U.S. dollars) of the common stock of Micron Technology from January 1, 2010 through August 15, 2014. The closing price of one share of the common stock of Micron Technology on August 18, 2014 was $32.04.

JPMorgan Structured Investments -	TS - 7
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

Examples of Hypothetical Total Return and Hypothetical Total Payment on a Note Linked to a Hypothetical Reference Stock

The following table and examples illustrate the hypothetical total return at maturity and hypothetical total payment on notes linked to a hypothetical Reference Stock. The “note total return” as used in this term sheet is the number, expressed as a percentage that results from comparing the value of the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000. The following table and examples assume an Initial Share Price of $100.00, a Buffer Amount of $20.00 (20% of the Initial Share Price) and an Interest Rate of 2.50% (equivalent to 10.00% per annum).  Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	A “Trigger Event” Has Not Occurred (1)		A “Trigger Event” Has Occurred (1)
		Total Note Payments(2)	Note Total Return at Maturity Date(2)	Total Note Payments (2)	Note Total Return at Maturity Date(2)
$180.00	80.00%	$1,025.00	2.50%	$1,025.00	2.50%
$165.00	65.00%	$1,025.00	2.50%	$1,025.00	2.50%
$150.00	50.00%	$1,025.00	2.50%	$1,025.00	2.50%
$140.00	40.00%	$1,025.00	2.50%	$1,025.00	2.50%
$130.00	30.00%	$1,025.00	2.50%	$1,025.00	2.50%
$120.00	20.00%	$1,025.00	2.50%	$1,025.00	2.50%
$110.00	10.00%	$1,025.00	2.50%	$1,025.00	2.50%
$105.00	5.00%	$1,025.00	2.50%	$1,025.00	2.50%
$102.50	2.50%	$1,025.00	2.50%	$1,025.00	2.50%
$100.00	0.00%	$1,025.00	2.50%	$1,025.00	2.50%
$97.50	-2.50%	$1,025.00	2.50%	$1,000.00	0.00%
$95.00	-5.00%	$1,025.00	2.50%	$975.00	-2.50%
$90.00	-10.00%	$1,025.00	2.50%	$925.00	-7.50%
$80.00	-20.00%	$1,025.00	2.50%	$825.00	-17.50%
$79.99	-20.01%	N/A	N/A	10 shares of the Reference Stock or the Cash Value thereof plus interest payments of $25 per $1,000 principal amount note	-17.51%
$70.00	-30.00%	N/A	N/A		-27.50%
$60.00	-40.00%	N/A	N/A		-37.50%
$50.00	-50.00%	N/A	N/A		-47.50%
$40.00	-60.00%	N/A	N/A		-57.50%
$30.00	-70.00%	N/A	N/A		-67.50%
$20.00	-80.00%	N/A	N/A		-77.50%
$10.00	-90.00%	N/A	N/A		-87.50%
$0.00	-100.00%	N/A	N/A		-97.50%

(1)
For purposes of this table and the following examples, a “Trigger Event” occurs if, on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount.

(2)
The total note payments and note total return reflect the value of the payment at maturity plus interest payments received over the term of the notes of $25 per $1,000 principal amount note.  The note total return If you receive the Physical Delivery Amount of the Reference Stock assumes that the price of one share of the Reference Stock on the Maturity Date is equal to the Final Share Price.

The following examples illustrate how the total payment on the notes in different hypothetical scenarios is calculated.

Example 1: The closing price of the Reference Stock increases from the Initial Share Price of $100 to a Final Share Price of $105.  Because the Final Share Price of $105 is greater than the Initial Share Price of $100, regardless of whether a Trigger Event has occurred, the investor receives a total payment of $1,025 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $25 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: A Trigger Event has not occurred and the closing price of the Reference Stock decreases from the Initial Share Price of $100 to a Final Share Price of $80.  Even though the Final Share Price of $80 is less than the Initial Share Price of $100, because a Trigger Event has not occurred, the investor receives a total payment of $1,025 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $25 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments -	TS - 8
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

Example 3: A Trigger Event has occurred and the closing price of the Reference Stock decreases from the Initial Share Price of $100 to a Final Share Price of $50.  Because a Trigger Event has occurred and the Final Share Price of $50 is less than the Initial Share Price of $100, the investor receives a total payment with a value of $525 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $25 per $1,000 principal amount note over the term of the notes and a payment at maturity of the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity.  Because the Final Share Price is $50, the value of the Physical Delivery Amount (or, at our election, the Cash Value thereof) is $500.

Example 4: A Trigger Event has occurred and the closing price of the Reference Stock decreases from the Initial Share Price of $100 to a Final Share Price of $0.  A Trigger Event has occurred and the Final Share Price of $0 is less than the Initial Share Price of $100, the investor receives total payments of $25 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $25 per $1,000 principal amount note over the term of the notes.

The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Buffer Amount applicable to your notes may be more or less than the amounts displayed in these hypothetical examples and will depend in part on the Initial Share Price of the relevant Reference Stock.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments -	TS - 9
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer

JPMS’s Estimated Value of the Notes

For each offering of the notes, JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.

For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Examples of Hypothetical Total Return and Hypothetical Total Payment on a Note Linked to a Hypothetical Reference Stock” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the applicable notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable notes, plus the estimated cost of hedging our obligations under the applicable notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-21 of the accompanying product supplement no. 7-II are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

Supplemental Plan of Distribution

The total aggregate principal amount of any series of notes being offered by this term sheet may not be purchased by investors in the applicable offering.  Under these circumstances, JPMS will retain the unsold portion of the applicable offering and has agreed to hold such notes for investment for a period of at least 30 days.  The unsold portion of any series of notes will not exceed 15% of the aggregate principal amount of those notes.  Any unsold portion may affect the supply of applicable notes available for secondary trading and, therefore, could adversely affect the price of the applicable notes in the secondary market.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-42 of the accompanying product supplement no. 7-II.

JPMorgan Structured Investments -	TS - 10
Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer